EXHIBIT 11


HEALTH OUTCOMES MANAGEMENT, INC. & SUBSIDIARIES
Calculation of Earnings Per Share (1)
(Unaudited)

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                                                    Three months ended                  Six months ended
                                                         August 31,                         August 31,
                                                    1996             1995             1996             1995
                                                -----------      -----------      -----------      -----------

Earnings used in calculations:
Net income (loss) used in per
    share calculation                           $  (108,209)     $    90,794      $  (136,684)     $   138,620
                                                ===========      ===========      ===========      ===========



Shares used in calculation:

  Average number of shares outstanding            8,433,342        8,069,874        8,380,613        8,027,130

  Additional shares issuable assuming
      exercise of outstanding stock options          33,011          509,733           33,508          565,848

  Additional shares issuable assuming
      exercise of outstanding warrants               24,030          171,020           24,031          199,098
                                                -----------      -----------      -----------      -----------

Weighted average number of common and
  common equivalent shares outstanding            8,490,383        8,750,627        8,438,152        8,792,076
                                                ===========      ===========      ===========      ===========

Income (loss) per common share                         (.02)             .01             (.02)             .02
                                                ===========      ===========      ===========      ===========

(1) Earnings per share assuming full dilution are not different from primary earnings per share.

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